Exhibit 3.339

ARTICLES OF INCORPORATION

OF

Timpanogos Regional Medical Services, Inc.

The undersigned, a natural person at least eighteen years old, does hereby act as incorporator in adopting the following Articles of Incorporation for the purposes of organizing the business corporation hereinafter named (the “corporation”), pursuant to the provisions of the Utah Revised Business Corporation Act.

FIRST: The purposes for which the corporation is organized, which shall include the authority of the corporation to engage in any lawful act or activity for which corporation may be organized under the Utah Revised Business Corporation Act, are as follows:

A.	To purchase, lease, or otherwise acquire, to operate, and to sell, lease, or otherwise dispose of hospitals, convalescent homes, nursing homes and other institutions for the medical care and treatment of patients; to purchase, manufacture, or prepare and to sell or otherwise deal in, as principal or as agent, medical equipment, or supplies; to construct, or lease, and to operate restaurants, drug stores, gift shops, office buildings, and other facilities in connection with hospitals or other medical facilities owned or operated by it; to engage in any other act or acts which a corporation may perform for a lawful purpose or purposes.

B.	To consult with owners of hospitals and all other types of health care or medically-oriented facilities or managers thereof regarding any matters related to the construction, design, ownership, staffing or operation of such facilities.

C.	To provide consultation, advisory and management services to any business, whether corporation, trust, association, partnership, joint venture or proprietorship.

D.	To engage in any lawful businesses which are directly or indirectly related to the above purpose.

SECOND: The corporate name for the corporation is

Timpanogos Regional Medical Services, Inc.

THIRD: The number of shares which the corporation is authorized to issue is 1000, all of which are of a par value of $1.00 dollar each and are of the same class and are Common shares.

FOURTH: The street address of the initial registered office of the corporation in the State of Utah is One Utah Center, 201 South Main Street, Salt Lake City 84111-2218.

The name of the initial registered agent of the corporation at the said registered office is Corporation Service Company.

The signature of the said registered agent is set forth in the last Article of these Articles of Incorporation.

FIFTH: The name and the address of the incorporator are:

NAME	ADDRESS
Kacee Conklin	One Park Plaza, Nashville, TN 37203

SIXTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

SEVENTH: The corporation shall, to the fullest extent permitted by the provisions of the Utah Revised Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

EIGHTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the Utah Revised Business Corporation Act, as the same may be amended and supplemented.

NINTH: The duration of the corporation shall be perpetual.

TENTH: The signature of the aforesaid registered agent of the corporation is as follows:

Corporation Service Company

By:
Laura R. Dunlap Asst. Secretary

Signed on August 30, 2000

Kacee Conklin, Incorporator

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